PRESS RELEASE

                  INTAC International Announces
               Completion of Strategic Redirection
                      and New Ticker Symbol

     Hong Kong - October 14, 2001 -- Commodore Minerals, Inc. (d/b/a INTAC International) (OTC-BB:INTN) announced today that it has successfully completed its plan for a strategic redirection. Specifically, the company announced (1) the acquisition of a worldwide wireless telecommunications equipment distributor, (2) the appointment of an additional qualified member to the board of directors having significant industry and financial experience,
(3) the appointment of KPMG LLP as the company's independent auditors and (4) a name change and ticker symbol change which better reflect the company's new strategic focus.

COMPLETION OF THE ACQUISITION

     INTAC International announced that it acquired all of the outstanding shares of capital stock of INTAC International Holdings Limited, a Hong Kong corporation largely owned and controlled by Mr. Wei Zhou, the company's President and Chief Executive Officer, in a stock-for-stock swap transaction. The acquired company, formed January 3, 2001, is a distributor of wireless handsets in the global wireless telecommunications market. Its customers include wholesalers, agents, retailers and other wireless equipment distributors worldwide. INTAC International, through its operations and sales offices in Frankfurt, Germany and Hong Kong, distributes wireless products manufactured by many of the major equipment manufacturers including Nokia, Motorola, Siemens, Ericsson and Samsung. The company intends to expand its distribution network into Beijing, China during the first six months of 2002.

     INTAC International has developed a system of efficient distribution for wireless handsets that, management believes, well positions it to capture an increasingly larger portion of the expanding worldwide wireless equipment market, without incurring significant added infrastructure cost.

     Upon recommendation of the transaction by the company's independent director and approval by the company's full board, Mr. Zhou stated "This combination not only brings to INTAC International an impressive market-driven company, but also adds the potential for growth that we need to succeed. The promise of this acquisition will be enhanced by the talent of the individuals involved -- individuals who have a very aggressive, entrepreneurial spirit within a combative, competitive industry."

     Pursuant to the governing Agreement and Plan of Reorganization, Mr. Zhou and the remaining shareholders of INTAC received an aggregate of 5,000,000 shares of common stock in exchange for all of the outstanding capital stock of that company. Accordingly, upon consummation of the transaction, INTAC became an indirect subsidiary of the company. For accounting purposes, the acquisition of Intac International Holdings Limited will be treated as the reverse acquisition of Commodore Minerals.

     Mr. Zhou owns approximately 64.5% of the outstanding capital stock of INTAC International.

APPOINTMENT OF NEW BOARD MEMBER

     Effective October 15, 2001, the company added J. David Darnell to the board of directors. Mr. Darnell, 55, is the Senior Vice President and Chief Financial Officer of Nucentrix Broadband Networks, Inc. (Nasdaq: NCNX), a provider of broadband wireless Internet and multichannel video services. From 1997 to October, 2000, he served as Senior Vice President and Chief Financial Officer of ILD Telecommunications, Inc., a nationwide facilities-based provider of prepaid phone services and telecommunications outsourcing services. From 1993 to 1997, Mr. Darnell was Senior Vice President, Finance and Chief Financial Officer for SA Telecommunications, Inc., a publicly-held full service



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interexchange carrier that provided a wide range of
telecommunication services. From 1990 to 1993, Mr. Darnell served as Chief Financial Officer of Messagephone, Inc., a telecommunications technology and intellectual property firm. Before that, Mr. Darnell served as a financial executive in several other industries, including insurance, transportation, manufacturing, and real estate.

APPOINTMENT OF NEW AUDITORS

     The company announced a change in its certifying accountants from Morgan & Company, Chartered Accountants, to KPMG LLP. The board of directors approved the accounting firm of KPMG LLP to serve as its independent auditors for the year ending December 31, 2001 because of, among other reasons, its significant international and distribution experience.

NAME AND TICKER SYMBOL CHANGE

     In anticipation of its discussions with INTAC, the company began operating under the trade name "INTAC International." Now that the transaction with INTAC is consummated, the company intends to seek stockholder approval to formally change the name of the corporation at its next annual or special meeting of the stockholders. As part of the redirection, INTAC also has obtained a new ticker symbol. Beginning with the opening of the markets this morning, INTAC's common stock began trading on the OTCBB under the symbol "INTN." Management believes that the name change and ticker symbol change will better communicate the company's anticipated new direction.

     Contact: James Stephens, VP-Finance, 972.867.9173, for further information.

     Note:     Statements made in this press release, including
those relating to the growth of the industry in which we compete and our ability to capitalize on industry events, our plans for future expansion, our ability to achieve satisfactory operating performance, and the viability of our business model, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, we are an early stage company and our business model is not proven, our future operating results will depend on our ability to continue to increase sales, we do not have any long-term supply or distribution contracts, we are especially dependent on only a few sources of supply and our largest customers comprise a significant majority of our business. In addition, the international wireless equipment distribution industry is highly price competitive and constantly changing with certain segments of the market migrating away from a pure distribution business such as ours. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission could affect the forward-looking statements contained in this press release. We refer readers specifically to the factors set forth under "Business Risk Factors" in the company's Current Report on Form 8-K filed at or about the same time as this press release.